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                                                                    Exhibit 23.1




                         CONSENT OF COOPERS & LYBRAND L.L.P.



We consent to the incorporation by reference in this Registration Statement of Ecolab Inc. on Form S-8 of our reports dated February 23, 1998, on our audits of the consolidated financial statements and related financial statement schedule of Ecolab Inc. as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997, 1996 and 1995, which reports are included or incorporated by reference in Ecolab Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the references to our firm under the caption "Incorporation of Documents by Reference."



                                        /s/Coopers & Lybrand L.L.P.
                                        COOPERS & LYBRAND L.L.P.



Saint Paul, Minnesota
April 24, 1998